WNC CALIFORNIA HOUSING TAX CREDITS III, L.P.
17782 Sky Park Circle
Irvine, California 92614
(714) 662-5565, Extension 600

March 24, 2011

Dear Holders of Units of Limited Partnership Interest (“Limited Partners”):

Enclosed please find a Consent Card for you to complete and forward.

You own Units of Limited Partnership Interest in WNC California Housing Tax Credits III, L.P. (the “Partnership”). We are writing to request your consent to authorize WNC California Tax Credit Partners III, L.P., as the general partner of the Partnership, to sell an apartment complex in which the Partnership has an interest.

In connection with the proposed sale, attached are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the proposed sale, and a Consent Card with a return envelope. You are urged to read the Consent Solicitation Statement carefully. If you are in doubt as to how to deal with the matters described in the Consent Solicitation Statement, you should consult your financial advisor.

If you want your vote to be represented, you should complete the enclosed Consent Card and sign, date and return it promptly in the enclosed postage-paid envelope, or in another manner set forth in the section of the attached Consent Solicitation Statement entitled “Voting Procedures.” Please note that this solicitation will expire no later than 5:00 p.m. (Pacific Time), on May 22, 2011.

Sincerely,

WNC California Tax Credit Partners III, L.P.,
General Partner

17782 Sky Park Circle • Irvine, CA 92614-6404 • Phone 714/662 5565 • Fax 714/708 8498

WNC CALIFORNIA HOUSING TAX CREDITS III, L.P.

NOTICE FOR ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

To the Limited Partners of WNC California Housing Tax Credits III, L.P. (the “Partnership”)

We are writing to request your consent to an amendment of the Partnership’s agreement of limited partnership. The amendment would authorize the general partner of the Partnership to approve the sale of a Partnership investment. The proposed amendment and sale are set forth in the accompanying Consent Solicitation Statement.

Because you are a holder of units in the Partnership, we are asking for your consent. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call WNC & Associates, Inc. Investor Services, at 714-662-5565, Extension 600.

DATED at Irvine, California, March 24, 2011.

WNC California Tax Credit Partners III, L.P.,
General Partner

IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY BY MAIL OR FAX. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

CONSENT SOLICITATION STATEMENT

PROPOSED ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS OF
WNC CALIFORNIA HOUSING TAX CREDITS III, L.P.

March 24, 2011

INTRODUCTION

The limited partners (the “Limited Partners”) of WNC California Housing Tax Credits III, L.P. (the “Partnership”) are being asked by the Partnership and its general partner, WNC California Tax Credit Partners III, L.P. (the “General Partner”) to consider and approve by written consent an amendment to the Partnership’s Agreement of Limited Partnership (the “Proposal”). The Proposal would permit the sale of an apartment community in which the Partnership has an interest. An affirmative vote to amend the Partnership’s Agreement of Limited Partnership is also an affirmative vote for the sale of the apartment community. There will not be a separate vote on the sale itself. The Partnership and the General Partner recommend approval of the Proposal.

The Partnership was formed in 1992 to raise capital through the sale of its units of limited partnership interest (the “Units”) and invest the net proceeds in entities (the “Local Limited Partnerships”) owning apartment complexes generating Federal and California low income housing tax credits. The Partnership invested in a total of 18 Local Limited Partnerships, including Orosi Apartments, Ltd., a California limited partnership ("Orosi Apartments"), and has sold seven of them.

In the aggregate, the original Limited Partners have received a Federal tax credit return of approximately 114% of invested capital, and a California tax credit return of approximately 30% of invested capital.

The Partnership is governed by its Agreement of Limited Partnership dated as of October 5, 1992, as amended to date (the “Partnership LPA”).

The apartment community which is the subject of this consent solicitation is owned by Orosi Apartments. The general partner of Orosi Apartments is the Douglas W. and Diane L. Young 1990 Revocable Trust, the successor in interest to Doug Young who is deceased (collectively, the “Local General Partner”).

Orosi Apartments owns the Sequoia View Apartments located in Orosi, California (the “Property”). Consistent with the investment objectives of the Partnership, the Property qualified for Federal low income housing tax credits under the Internal Revenue Code for a 10-year period. The credit period has expired, and no further credits are being generated by the Property. The 15-year Federal compliance period has also expired, so there would be no credit recapture upon a transfer of the Property.

A limited partnership (the “Purchaser”) has been formed by a developer (the “Developer”) to purchase the Property. The Developer and the Purchaser presented the Purchaser’s offer to the Local General Partner. The Developer is an affiliate of the General Partner. The total purchase price being offered for the Property is $1,790,020, which is an amount in excess of the outstanding mortgage balance. The Developer has represented that the sales price being offered is based, in part, on an independent appraisal of the Property obtained by the Developer. Affiliates of the General Partner may, but are not expected to be, general partners in the Purchaser.  The limited partners in the Purchaser are expected to be one or more affiliates of WNC & Associates, Inc., but such affiliates have not been determined as yet.

Consistent with the Partnership’s objectives, the Property has generated passive losses from its operations. For many Limited Partners who are individuals, the tax benefits of such passive losses are available only upon the sale of the Property and the termination of Orosi Apartments. The sale of the Property and the termination of Orosi Apartments could allow Limited Partners to use passive losses previously allocated to them and related to Orosi Apartments but not used. An individual Limited Partner’s passive losses from the Property in most cases should be available to offset some or all of the gain from the sale of the Property and the termination of Orosi Apartments. The use of the passive losses to offset such gain is in addition to the benefits the Limited Partners have already received from claiming the low income housing tax credits of Orosi Apartments.

Each Limited Partner is urged to consult his, her or its own tax advisor as to the specific tax consequences to the Limited Partners of a sale of the Property and the termination of Orosi Apartments.

OROSI APARTMENTS AND THE PROPERTY

In 1993, the Partnership invested approximately $462,000 in Orosi Apartments. Orosi Apartments developed the Property, a 42-unit low-income housing apartment complex located in Orosi, California. Orosi is a rural city near State Route 63 in Tulare County, identified as a low-income area. Orosi Apartments obtained a permanent mortgage loan, of which approximately $1,755,000 was outstanding as of December 31, 2010. The Property is encumbered by a deed of trust in favor of United States Department of Agriculture, Farmers Home Administration (now known as Rural Development) (“Rural Development”). The loan is for an original term of 50 years, is being amortized over a period of 50 years, and matures in 2044. The loan bears interest at the stated rate of 7.25% per annum, which is reduced to a rate of 1% per annum by a Rural Development interest rate subsidy. The Rural Development loan cannot be prepaid. There is also a rental assistance payment plan in place from Rural Development covering 32 of the apartment units which is renewed every five years. The transfer of the Property is subject to the approval of Rural Development.

PROPOSAL – AMENDMENT TO PARTNERSHIP LPA

Generally, the Partnership LPA permits the Partnership to sell its properties without the consent of the Limited Partners. However, the Partnership LPA does not permit the sale of the Property to a Purchaser wherein affiliates of the General Partner are or will be general and limited partners and/or will obtain compensation assisting in the acquisition, development, rehabilitation and operation of the Property. A complete statement of the Proposal is as follows:

“Section 5.3.5.   Notwithstanding the provisions of Section 5.3.2(vi) or any other Section hereof, the Local Limited Partnership known as Orosi Apartments, Ltd., a California limited partnership, shall be permitted to sell its Property for a purchase price of $1,790,020 to an unaffiliated purchaser or to a purchaser wherein one or more Affiliates of the General Partner or the general partner of Orosi Apartments, Ltd. could be general and/or limited partners and/or could obtain compensation for services rendered in the acquisition, development, rehabilitation and operation of such Property.”

If the Proposal is approved and the sale is consummated, the current expectation is that Community Preservation Partners, LLC, the Developer, would act as the developer and receive compensation in connection with the rehabilitation of the Property by the Purchaser. Community Preservation Partners, LLC

is an affiliate of the General Partner, but does not provide and has not provided services to the Partnership. It is expected that the Purchaser will have one or more general partners which are not affiliated with the General Partner, but will have limited partners that are affiliated with the General Partner. These limited partners are yet to be determined.

REASONS FOR THE SALE

Before recommending the sale, the General Partner considered the benefits and risks associated with continuing the Partnership’s investment in Orosi Apartments. The General Partner recommends the proposed sale for the following reasons:

•	Orosi Apartments no longer generates low income housing tax credits
•	It is now possible to sell the Property without a recapture of prior tax credits
•	The sale may allow Limited Partners to use their unused passive losses to offset the gain from the sale
•	The Property is more than 16 years old and is in need of capital improvements and upgrades
•	Maintenance and administrative expenses associated with an aging apartment community will continue to increase
•	The permanent financing for Orosi Apartments has a prepayment restriction that prohibits refinancing.

The Partnership and the General Partner have decided to recommend the sale of the Property to the Purchaser on the proposed terms. The Partnership’s objective was to derive low income housing tax credits from its investment in the Property, and no further credits can be earned without the infusion of substantial capital for rehabilitation of the Property in accordance with the requirements of the Federal low income housing tax credit program. The Partnership does not have the necessary capital. The sale of the Property for a price of $1,790,020 is an amount in excess of the outstanding mortgage balance. The income tax liability should be offset to the extent that a Limited Partner has unused passive losses attributable to the Orosi Apartments investment or other sources.

In recommending approval of the Proposal, the General Partner believes it is important to note that the Property’s only realistic use is as low income housing, based primarily on its location in a low income community and its original design as low income housing with very basic amenities.

ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS

The schedules comprising Attachment No. 1 hereto include tabular presentations of the anticipated results of the proposed sale of the Property and the termination of Orosi Apartments, and the distribution of cash and allocation of gain to the various involved parties. The schedules set forth a calculation of the anticipated net sales price, including estimated closing costs. They also present the total assets held by Orosi Apartments as of the date set forth, including cash and reserves, and the total liabilities of Orosi Apartments as of the date set forth, including the mortgage. It is anticipated that the Limited Partners will not receive any distributions from the sale.

In reviewing Attachment No. 1, Limited Partners should bear in mind that the Partnership’s investment in Orosi Apartments is through a two-tier structure. The schedules illustrate how anticipated net proceeds of the proposed sale would be allocated between the Partnership and the Local General Partner (who is not affiliated with the General Partner or the Purchaser) at the Orosi Apartments level. At the Partnership level, the Partnership LPA provides that distributions to the Partnership by Orosi Apartments be used in the following order: to pay Partnership expenses (if any) in connection with the sale; to pay the debts and obligations of the Partnership; and to fund Reserves. Any amount remaining after such uses would be allocated between the Limited Partners (as a group) and the General Partner in the 99% / 1% sharing ratio set forth in the Partnership LPA. The Partnership has liabilities on its books due to the General Partner and its affiliates (consisting of accrued annual Partnership management fees and advances for Partnership expenses) in the aggregate of approximately $1,999,000 as of February 28, 2011, and Partnership reserves of approximately $172,000 as of February 28, 2011. The Partnership LPA states that the General Partner is entitled to an annual Asset Management Fee in connection with the administration of the affairs of the Partnership. Any unpaid Asset Management Fee accrues and is paid in subsequent years. Since commencement of the Partnership in 1992, the General Partner has not been paid its full annual Asset Management Fee for the work it has done for the Partnership. The distribution to the Partnership from the sale of the Property is not adequate to pay the accrued liabilities due to the General Partner.  The General Partner intends to use all of the Partnership’s distribution to pay its liabilities to the General Partner and, perhaps, to augment the Partnership’s $172,000 reserve. The augmented reserve would be used, as determined in the General Partner’s discretion, to pay accrued and future Partnership costs and expenses, including accrued and future Asset Management Fees.

The General Partner estimates that the gain from the sale allocated to the Limited Partners would be in the amount of approximately $35 per Unit, all of which the General Partner estimates would constitute Section 1250 gain.  Under current law, Section 1250 gain is taxed at a maximum rate of 25%, and long-term capital gain is taxed at a maximum rate of 15%. California taxes income at a maximum rate of 9.3%. The General Partner has not obtained any opinion of tax counsel in this regard, and Limited Partners are urged to consult their individual tax advisors for assistance in this regard, including the availability of unused passive losses to pay such gain.  Limited Partners should also consider the impact of state income taxes with their advisors, including the laws of states other than California.

The foregoing information is presented solely for the purpose of evaluating the Proposal. All amounts (other than the gross sales price) are estimates only. All computations are based upon assumptions which may or may not prove to be accurate and should not be relied upon to indicate the actual results which may be attained. Assumptions include the dates of sale of the Property and termination of Orosi Apartments, and the results of Orosi Apartments and Partnership operations through such dates.

CONFLICTS AND OTHER SPECIAL FACTORS

A number of special factors apply to the Proposal. Some are described elsewhere in this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully. The General Partner believes that the best use of the Property is its continued rental as low income housing. This is based on the Property’s location and the economy of Orosi, the quality of the Property construction, and rental market conditions. Further, there is an original restricted use agreement to which the Property is subject and which is effective for at least another 35 years.

The Developer and the Purchaser presented the offer to the Local General Partner. The Local General Partner is not an affiliate of the General Partner, the Developer or the Purchaser. In accepting the Purchaser’s proposal to purchase the Property, the Local General Partner did not seek other buyers. The Local General Partner, in consenting to the proposed sale, negotiated a 4% sales preparation fee to the Local General Partner that would otherwise not have been payable under the Orosi Apartments partnership agreement. The proposed sale of the Property is similar to the proposed sale to the Purchaser of property in each of three other limited partnerships formed by WNC & Associates, Inc. The General Partner obtained an appraisal of the Property from an independent third party in December 2010. The appraisal is an opinion of “as is” market value, subject to restricted rents, of the fee simple estate, subject to the short-term leases of the tenants, and reflects an appraised value of $920,000. Although, in the absence of open-market bidding, there can be no absolute guarantee that the Purchaser’s sales price is the highest price that could be obtained, the General Partner believes the proposed sales price is fair. The Purchaser also obtained an appraisal of the Property from an independent third party, which included the foregoing and other values based on other factors, including completion of rehabilitation.

The General Partner has consented to the Proposal, subject to the considerations discussed below under “Contingencies.” In doing so, the General Partner was faced with conflicts of interest. It is anticipated that the Developer will participate in the rehabilitation of the Property. The Developer has proposed the transaction with the intention of making a profit from the rehabilitation and resyndication of the Property and other properties in which the Local General Partner and/or the Partnership or other affiliated limited partnerships have interests. It is expected that the Purchaser will have one or more general partners which are not affiliated with the General Partner, but will have limited partners that are affiliated with the General Partner. These limited partners are yet to be determined. These limited partners would be limited partnerships or limited liability companies having general partners or managers that are affiliated with the General Partner. These general partners are yet to be determined. These general partners would receive compensation from their limited partnerships / limited liability companies.

CONTINGENCIES

There are several contingencies to the consummation of the proposed sale of the Property. The purchase transaction has not been reduced to a writing. The proposed sale would not be consummated if the California Statewide Communities Development Authority does not approve issuance of the bonds the Purchaser will use to develop the Property, Rural Development does not consent to the transfer, or the Purchaser does not complete the sale for other reasons, including inability to purchase the other properties referred to in the preceding section, and/or economic infeasibility due to further decreases in the appraised value of the Property, and/or declines in the local or broader economies.

If the contingencies described above are satisfied, the General Partner anticipates that the Purchaser would proceed with the transaction as discussed herein. The Developer has not set a preliminary closing date for the transaction. If the necessary Consents are received from the Limited Partners by May 22, 2011, the Purchaser is expected to proceed with the transaction as discussed herein. If successful, the Purchaser estimates that the transaction could be closed by the end of 2011. Upon the closing, the Limited Partners would be entitled to use their unused passive losses as discussed herein. Of course, there can be no absolute guarantee in this regard.

The General Partner will consider approval of the Proposal to be effective for a maximum period of one year following the Action Date (as defined under “Voting Rights and Procedures” below).

If the Proposal is not consummated, Orosi Apartments would continue to own and operate the Property for the foreseeable future.

VOTING RIGHTS AND PROCEDURES

The only outstanding voting security of the Partnership is the Units.

All Limited Partners as of March 24, 2011 (the “Record Date”) are entitled to notice of and to vote on the Proposal. As of March 24, 2011, there were 18,000 Units outstanding and 906 Limited Partners or assignees entitled to vote such Units. The Proposal will require the favorable vote of a majority-in-interest of the Limited Partners.

As of the Record Date, SEMPRA SECTION 42, LLC owns 3,600 Units, or 20% of the total outstanding. No other person or group of related persons is known by the Partnership to be the beneficial owner of more than 5% of the Units. Neither the General Partner, nor any of its affiliates, owns any of the Units.

No meeting will be held with regard to the Proposal or the solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership the form of Written Consent included herewith. Only Written Consents received prior to the close of business on the date (the “Action Date”) which is the earlier of: (1) the date on which the Partnership receives approval and/or disapproval of the Proposal from a majority-in-interest of the Limited Partners, or (2) May 22, 2011, will be counted. However, Limited Partners are urged to return their Written Consents at the earliest practicable date.

The Partnership’s offices are located at 17782 Sky Park Circle, Irvine, California 92614, and its telephone number is (714) 662-5565.

If a Limited Partner has delivered an executed Written Consent to the Partnership, the Limited Partner may revoke such Written Consent no later than the close of business on the date immediately preceding the Action Date. As of the Action Date, the Proposal will either be approved or disapproved. The only method for revoking a Written Consent is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Written Consent stating that the Written Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation so described, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt by the Partnership prior to the Action Date at the Partnership’s offices.

Under California law, there are no rights of dissenters with regard to the Proposal.

This solicitation is being made by the Partnership and the General Partner. The cost of this solicitation of Written Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the General Partner, either in person or by telephone or email.

This Consent Solicitation Statement has been filed with the Securities and Exchange Commission. However, the Proposal has not been approved or disapproved by the SEC nor has the SEC passed upon the fairness or merits of the Proposal nor upon the accuracy or adequacy of the information included herein. Any representation to the contrary is unlawful. This Consent Solicitation Statement and the enclosed form of Action By Written Consent of Limited Partners were first sent to the Limited Partners on or about March 24, 2011.

Attachment No. 1

Orosi Apartments, Ltd.
PROPOSED DISTRIBUTION OF CASH PROCEEDS AND GAIN CALCULATIONS FROM SALE

DISTRIBUTION OF SALE PROCEEDS
	Gross Sales Price			$1,790,020
	Less: Selling Costs - 2%			35,800
	Net Sales Price			$1,754,220
	Plus: Replacement Reserve			106,956
	Net Cash Proceeds Available to Partners			$1,861,176
11.2 (a)	Less: Mortgage and other matured debts and liabilities of the Partnership			1,754,544
11.2 (b)	Less: Payment of any other priority debt in accordance with State law			0
	Less: Sales prep fee to GP - 4% **			71,601
11.2 (c)	Less: Loans by GP			0
11.2 (c)	Less: Loans by LP			0
11.2 (d)	Less: Fund reserves deemed necessary by General Partners			0
	Remainder			$35,031

	Plus: Estimated remaining cash in Partnership after payment of all liabilities			41,209
	Remainder			$76,240

11.2 (e)	Less: An amount equal to the LP's capital contribution*			76,240
	Remainder			$0

11.2 (f)	Less: An amount equal to the GP's capital contribution minus previous distributions			0
	Remainder			$0

	Allocable Split between GP and LP
11.2 (h)	Allocation to GP			$0
11.2 (h)	Allocation to LP*			$0
				$0

* Total funds to flow to Upper Tier (return of LP Adjusted Capital Contribution plus Cash Allocated to LP) ** Negotiated by GP. Under partnership agreement, amount was 3% payable under 11.2(g)				$76,240

Projected Gain Calculation

Net Sales Price				$ 1,754,220
Adjusted Basis of Property				$ 1,109,888
Taxable Gain on Sale of Property				$ 644,332

Allocation of Gain by Federal Tax Rate		LPs	GPs	Total
Ordinary Income (IRC Section 1245 Recapture) 35%				$ -
Gain (Unrecaptured IRC Section 1250 Gain) 25%		$ 635,179	$ 9,153	$ 644,332
Long Term Capital Gain 15%				$ -
		$ 635,179	$ 9,153	$ 644,332

Projected Sale/Liquidation Summary For Limited Partner

		Total		Original
		$ 461,527		$ 461,527
		LP Investment		Investment
Projected Partners' Cash Distribution		$ 76,240		$ 76,240
Approximate Federal Tax (see rates above)		$ (158,795)		$ (158,795)
Approximate California Tax (9.3%)		$ (59,072)		$ (59,072)
Approximate Net Cash Proceeds after Tax		$ (141,626)		$ (141,626)

NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.   Projections based on original investment and assumes such investment was held for the entire term of Orosi Apartments, Ltd.  Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.

WNC California Housing Tax Credits III, L.P.
PROPOSED DISTRIBUTION OF CASH PROCEEDS AND GAIN CALCULATIONS FROM SALE

DISTRIBUTION OF SALE PROCEEDS
	Cash Proceeds from sale of Orosi Apartments, Ltd.				35,031
	Plus: Estimated remaining cash in Partnership after payment of all liabilities				41,209
	Cash Proceeds:				$76,240

	Less:
(i)	1st Priority - sale expenses				0
(ii)	2nd Priority - payment of debt and obligations of the Partnership				76,240
(iii)	3rd Priority - funding of necessary reserves				0
	Remainder				$0

	Cash back to LPs - return of Adjusted Capital Contribution				0
	Remainder:				$0

4.2.1 (ii)	Cash back to LPs - return on Adjusted Capital Contribution				0
	Remainder:				$0

4.2.1 (iii)	Cash back to GP based on Capital Contribution				0
	Remainder:				$0

	Balance Split between GP and LP
4.2.1 (iv)	Allocation to GP				0
4.2.1 (iv)	Allocation to LP				0
					$0

Projected Gain Calculation

Allocation of Gain by Federal Tax Rate		LPs		GPs	Total
Ordinary Income (IRC Section 1245 Recapture) 35%					$ -
Gain (Unrecaptured IRC Section 1250 Gain) 25%		$ 628,827		$ 6,352	$ 635,179
Long Term Capital Gain 15%					$ -
		$ 628,827		$ 6,352	$ 635,179

Projected Sale/Liquidation Summary For Limited Partner

		Total			Original
		$ 18,000,000			$ 18,000
		LP Investment			Investment
Projected Partners' Cash Distribution			*		$ -
Approximate Federal Tax (see rates above)		$ (157,207)			$ (157)
Approximate California Tax (9.3%)		$ (58,481)			$ (58)
Approximate Net Cash Proceeds after Tax		$ (215,688)			$ (216)

* It has been assumed that all cash flow from the lower tier will be held to pay fees or augment reserves.

NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.   Projections based on original investment and assumes such investment was held for the entire term of WNC California Housing Tax Credits III, L.P.  Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.

<<SORT NAME>>

ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

Please mark one box below and return to the address below by May 22, 2011

This Written Consent is solicited on behalf of the Partnership and the General Partner.

The undersigned, as record holder of ________ units of limited partnership interest in WNC California Housing Tax Credits III, L.P. (the “Partnership”), hereby acknowledges receipt of the Consent Solicitation Statement dated March 24, 2011 and hereby votes all the units of limited partnership interest in the Partnership held by him, her or it as follows:

Proposal.  An amendment to the Partnership’s Agreement of Limited Partnership to permit the sale of the Property of the Local Limited Partnership known as Orosi Apartments, Ltd., a California limited partnership, for a purchase price of $1,790,020 to an unaffiliated purchaser or to a purchaser wherein one or more affiliates of the General Partner or the general partner of Orosi Apartments, Ltd. could be general and/or limited partners and/or could obtain compensation for services rendered in the acquisition, development, rehabilitation and operation of such Property, as specifically set forth under “Proposal – Amendment To Partnership LPA” in the accompanying Consent Solicitation Statement.

MARK ONLY ONE BOX

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

This Written Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:	___________________	___________________________ Signature

___________________________ Signature (if held jointly)

Return in the enclosed self-addressed stamped envelope or fax to:

Attention:  Susan Foley
WNC & Associates, Inc.
17782 Sky Park Circle
Irvine, CA 92614
Ph: 714-662-5565, Extension 600
Fax: 714-708-8498